Exhibit 10.7
2009-1 AMENDMENT
TO THE
STEELCASE INC.
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
AS AMENDED AND RESTATED EFFECTIVE AS OF MARCH 27, 2003
     This 2009-1 Amendment to the STEELCASE INC. EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN (the “Plan”) is adopted by Steelcase Inc. (the “Company”). The amendment is effective as of October 1, 2008.
     Pursuant to Section 7.1 of the Plan, the Company amends the Plan as follows:
A.
     Section 2 is amended and replaced in its entirety with the following:
SECTION 2
DEFINITIONS
2.1 “Active Participant” means a Participant whose active Plan participation has not yet terminated pursuant to Section 4.2 (Termination of Participation).
2.2 “Beneficiary” means the individual, trust, or other entity designated by a Participant to receive any amounts payable with respect to the Participant under the Plan after the Participant’s death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee on a form approved by the Committee. A Participant’s Will, Trust or other estate planning document is not effective for this purpose. If a designation has not been completed properly and filed with the Committee prior to the Participant’s death, or is ineffective for any other reason, the Beneficiary shall be the Participant’s Surviving Spouse.
2.3 “Committee” means the committee established to administer the Plan, the members of which are the same individuals as the members of the administrative committee of the Steelcase Inc. Retirement Plan.
2.4 “Company” means Steelcase Inc.
2.5 “Compensation Committee” means the Compensation Committee of the Board of Directors of Steelcase Inc.
2.6 “Competition” means direct or indirect participation in the manufacture, design or distribution of any products of the same type as those of the Company or any subdivision, subsidiary, or affiliate of the Company (collectively the “Company” for purposes of this Section 2.6), including, but not limited to, office furniture, office systems or architectural products, or the providing of any related services, for or on behalf of any person or entity other than the Company and its authorized dealers, at any location within or without the United States of America. It is intended that this definition shall be enforced to the fullest extent permitted by law. If any part of this definition shall be construed to be invalid or unenforceable, in whole or in part, then such definition shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by law.
2.7 “Early Retirement” means termination of employment, for any reason other than death, at any time on or after the first date on which the sum of the Participant’s age and years of service equals or exceeds 80 (as determined for purposes of the Steelcase Inc. Retirement Plan) and before the Participant reaches his or her Normal Retirement Age.
2.8 “Employee” means any employee of the Company, excluding independent contractors, leased employees, and self-employed individuals.
2.9 “15-Year Benefit” means the benefit described in Section 6.1(b) (15-Year Benefit).
2.10 “Final Average Earnings” means the average of the Participant’s base salary for the three consecutive calendar years prior to his or her retirement or death. Base salary includes the gross amount payable to the Participant prior to any elective, pre-tax salary deferrals. If base salary is paid in any currency other than U.S. Dollars, the base salary shall be converted into an equivalent amount in U.S. Dollars on the basis of any reasonable method as may be determined by the Committee in its sole discretion.
2.11 “5-Year Benefit” means the benefit described in Section 6.1(a)(5-Year Benefit).
2.12 “Fiscal Year” means the financial reporting and taxable year of Steelcase Inc.
2.13 “Normal Retirement” means termination of employment on or after the Participant attains Normal Retirement Age.
2.14 “Normal Retirement Age” means age 65.
2.15 “Normal Retirement Date” means the first Payment Date after the date the Participant reaches his or her Normal Retirement Age.
2.16 “Participant” means an Employee designated by the Compensation Committee pursuant to Section 4.1 (Participation) who is a member of executive management or other key employee. The term also includes former Active Participants with respect to whom benefits of the Plan remain payable.
2.17 “Payment Date” means the date following the last day of the Plan Year on which it is determined that payments are administratively feasible.
2.18 “Plan Year” means the annual period coinciding with the Fiscal Year.

2.19 “Spouse or Surviving Spouse” means the person to whom the Participant is legally married on the date benefit payments are scheduled to begin to the Participant. The legal existence of a spousal relationship shall be governed by the law of the State of Michigan. For purposes of determining benefit recipients upon the death of the Participant, the Surviving Spouse shall be the person to whom the Participant is legally married on the date of the Participant’s death. If the Participant and Spouse die under circumstances that make the order of their deaths uncertain, it shall be presumed for purposes of this Plan that the Participant survived the Spouse.
2.20 “Total Disability” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, the individual is unable to engage in any substantial gainful activity or is receiving income replacement benefits under an accident and health plan covering employees of the Company for a period of not less than three months. The determination of Total Disability shall be made by the Committee through procedures established for that purpose and on the basis of reasonable medical examination. The cost of any medical examination shall be an expense of administration of the Plan.
B.
     Section 6 is amended and replaced in its entirety with the following:
SECTION 6
BENEFITS
6.1 Benefit Amounts. Plan benefits shall consist of the following:
(a)	5-Year Benefit. The 5-Year Benefit shall be five annual payments, each equal to 70% of a Participant’s Final Average Earnings multiplied by the Participant’s vested percentage determined under Section 5.2 (Vested Percentage).

(b)	15-Year Benefit. The 15-Year Benefit shall be 15 annual payments, each equal to $50,000 multiplied by the Participant’s vested percentage determined under Section 5.2 (Vested Percentage).
6.2 Payment of Benefits. Except as otherwise provided in Section 6.3 (Forfeiture of Benefits) or 6.4 (Key Employees), both the 5-Year Benefit and the 15-Year Benefit shall be paid to a Participant as follows:
(a)	Normal Retirement. Upon Normal Retirement, the Participant’s 5-Year Benefit and 15-Year benefit payments shall both commence on the Participant’s Normal Retirement Date.

(b)	Early Retirement. Upon Early Retirement, the Participant’s 5-Year Benefit and 15-Year Benefit shall both commence on his or her Normal Retirement Date;

provided, however, that the Participant, with the consent of the Committee, may elect payment of the portion of either his or her 5-Year Benefit, 15-Year Benefit, or both, that is treated as deferred prior to January 1, 2005, to begin at any other Payment Date prior to his or her Normal Retirement Date that is at least 12 months subsequent to his or her election. If early payment is elected as to either or both benefits, the amount of each annual payment under each benefit elected shall be determined by dividing the total dollar amount of the benefit by the number of reduced equal annual installments that result in the last reduced annual installment of the benefit being paid on the date that the last annual installment would have been paid if benefit payments had commenced on the Participant’s Normal Retirement Date. A Participant’s election of early commencement of benefit payments must be made in writing on a form provided by the Committee.

The portion of a Participant’s 5-Year Benefit and 15-Year Benefit that is treated as deferred on or after January 1, 2005, shall commence on his or her Early Retirement Date, provided, however, that the Participant may make a one-time election to receive payment of either his or her 5-Year Benefit, 15-Year Benefit, or both, beginning at any other Payment Date not later than his or her Normal Retirement Date, that is at least 5 years subsequent to his or her Early Retirement Date. This election must be made at least 12 months prior to the Participant’s Early Retirement Date and will only be effective if the Participant’s Early Retirement Date is at least 5 years before his or her Normal Retirement Date.

(c)	Total Disability. In the event of the Total Disability of a Participant before benefit payments commence under the Plan, the Participant’s 5-Year Benefit and 15-Year Benefit shall both commence on the Payment Date following the date the Participant incurred the Total Disability. The amount and duration of payments will be determined in accordance with the applicable early payment provision for Early Retirement under 6.2(b).

(d)	Death. In the event of a Participant’s death before benefit payments commence under the Plan, benefit payments will be made to the Participant’s Surviving Spouse, or to any other Beneficiary designated by the Participant prior to death, commencing on the Payment Date following the date of the Participant’s death. If a Participant dies after benefit payments begin under the Plan, remaining benefit payments will continue to be made at the times and in the amounts in effect at the Participant’s death to the Participant’s Surviving Spouse, or to any other Beneficiary designated by the Participant prior to death. Whether paid directly to the Surviving Spouse or to another Beneficiary designated by the Participant, benefit payments shall be made or shall continue, following death of the Participant, only if the Participant has a Surviving Spouse and only as long as the Surviving Spouse is living.

6.3 Forfeiture of Benefits. A Participant’s right to any 5-Year Benefit and 15-Year Benefit amounts remaining unpaid under this Plan shall be forfeited upon occurrence of any of the following events:
(a)	Termination Before Retirement – termination of the Participant’s employment with the Company before eligibility for Normal Retirement, Early Retirement or Total Disability benefits;

(b)	Termination for Cause – termination of the Participant’s employment with the Company for cause;

(c)	No Surviving Spouse – death of the Participant without a Surviving Spouse or death of the Participant’s Surviving Spouse following the Participant’s death; or

(d)	Competition – the Participant directly or indirectly engages in Competition at any time during his or her employment with the Company or during the three year period following his or her termination of employment with the Company, without prior approval of the Committee.
6.4 Section 409A. The intent of the parties is that payments under this Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary and except with respect to amounts that are treated as deferred before January 1, 2005 under Section 409A (the “Grandfathered Amounts”), the Participant shall not be considered to have terminated employment with the Company for purposes of this Agreement unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts (other than the Grandfathered Amounts) that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). This Plan may be amended in any respect deemed by the Board of Directors of the Company or the Compensation Committee to be necessary in order to preserve compliance with Section 409A of the Code.
C.
     In all other respects, the Plan remains unchanged.

     IN WITNESS OF WHICH, the Company executes this 2009-1 Amendment to the Plan.

STEELCASE INC.

Dated: October 3, 2008	By:	/s/ Nancy W. Hickey
Nancy W. Hickey
	Its:	Senior Vice President
Chief Administrative Officer